Exhibit 99.1

2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513 www.generaldynamics.com	News

August 5, 2015

Contact: Lucy Ryan

Tel: 703 876 3631

lryan@generaldynamics.com

General Dynamics Elects Mark Malcolm to Board of Directors

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) has elected Mark Malcolm to be a director of the corporation, effective August 5, 2015. He has been appointed to serve on the Audit Committee.

Malcolm is the president and chief executive officer of Tower International, Inc. (NYSE: TOWR), a position he has held since August 2007. Tower International is one of the largest independent global suppliers of engineered automotive structural metal components and assemblies for major vehicle manufacturers.

Previously Malcolm worked for Ford Motor Company for 28 years, with his final position as executive vice president and controller of Ford Credit, from 2004 to 2005. He also served as Ford’s director of Finance and Strategy, Global Purchasing, from 2002 to 2004, and director of Worldwide Accounting, from 2000 to 2002.

After he left Ford Motor Company, Malcolm was a senior advisor to Cerberus Capital Management from 2006 to 2007.

“With Mark’s experience at the helm of a publicly traded manufacturing company and his financial management background, he’s an important addition to our board,” said Phebe N. Novakovic, chairman and chief executive officer of General Dynamics.

Malcolm holds a bachelor’s degree from Dartmouth College and a master’s of business administration from the University of Chicago.

More information about General Dynamics is available at www.generaldynamics.com.

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